Exhibit 99.1(iii)

OVERTURE SERVICES, INC. ALTA VISTA COMPANY AND FAST IBU UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed consolidated statements of operations gives effect to the acquisitions by Overture Services, Inc. (“Overture”) of the business of AltaVista Company (“AltaVista”) and the Web search unit of Fast Search and Transfer (“Fast”) using the purchase method of accounting. These pro forma statements were prepared as if the transactions had occurred on January 1, 2002.

The unaudited pro forma combined condensed consolidated statements of operations are for illustrative purposes only and reflect certain estimates and assumptions regarding the transactions as described in the notes to the unaudited pro forma combined condensed consolidated statements of operations. The unaudited pro forma combined condensed consolidated statements of operations are based on the audited and unaudited historical consolidated financial statements of Overture, Fast and AltaVista and should be read in conjunction with those consolidated financial statements and related notes. Overture’s historical consolidated financial statements and related notes are contained in Overture’s Annual Report on Form 10-K for the year ended December 31, 2002 and Overture’s Quarterly Report on Form 10-Q for the six months ended June 30, 2003 on file with the SEC. Alta Vista's and Fast's historical audited and unaudited consolidated financial statements and related notes are included elsewhere in this filing as required. The unaudited pro forma combined condensed consolidated statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions occurred on January 1, 2002 and should not be construed as being representative of future financial position or operating results.

The pro forma adjustments are based on preliminary estimates and certain assumptions to reflect the allocation of the purchase price to the acquired assets and assumed liabilities of AltaVista and Fast. The final allocation of purchase price will be determined as additional information on the fair values of AltaVista and Fast become available and will be based upon the actual net tangible assets acquired and liabilities assumed. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

In order to be more comparable to Overture’s historical consolidated statements of operations for the twelve months ended December 31, 2002, the consolidated statement of operations information for AltaVista included in the unaudited pro forma combined condensed consolidated financial information reflects the twelve months ended January 31, 2003.  The consolidated statements of operations for the six months ended June 30, 2003 for Fast and Alta Vista were derived from the unaudited statement of operations for the period from January 1, 2003 through the date of each acquisition.

Overture disposed of the AltaVista Software business unit (“AVS”). Approximately 11% of AltaVista’s revenues were derived from the activities of AVS in the 12 months ended January 31, 2003. The unaudited pro forma combined condensed consolidated financial information for the periods prior to Overture's acquisition of Alta Vista included herein does not include any adjustments for the disposition of this business.

OVERTURE SERVICES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
(in thousands, except per share amounts)

			Fast				AltaVista
			Pro Forma		Pro Forma		Pro Forma		Pro Forma
	Overture	Fast	Adjustments		Balances	AltaVista	Adjustments		Combined
Revenue	$667,730	$8,788	$(186	)(c)	$676,332	$63,862	$(15,740	)(f)	$724,454
Operating expenses:
Search Serving	32,723	8,525	(4,349	)(b),(c)	36,899	21,449	(7,863	)(h)	50,485
Traffic acquisition	384,583	—	—		384,583	—	(15,740	)(f)	368,843
Marketing, sales and services	55,245	3,248	—		58,493	36,023	(1,235	)(h)	93,281
General and administrative	75,618	2,351	—		77,969	17,381	(373	)(h)	94,977
Product development	19,372	1,678	—		21,050	24,117	(3,418	)(h)	41,749
Amortization of deferred compensation and intangible assets	1,753	883	555	(a)	3,191	34,435	(32,154	)(g)	5,472
Impairment of long lived assets	—	—	—		—	632	—		632
Restructuring charges	—	—	—		—	8,087	—		8,087
Loss on litigation ruling	8,700	—	—		8,700	—	—		8,700

	577,994	16,685	(3,794)		590,885	142,124	(60,783)		672,226

Income (loss) from Operations	89,736	(7,897)	3,608		85,447	(78,262)	45,053		52,228
Other income:
Interest income (expense), net	3,938	—	(1,325	)(e)	2,613	(7,647)	(1,186	)(i)	(6,220)
Impairment of long-lived assets	—	—	—		—	(704)	—		(704)
Other income	974	—	—		974	(235)	—		739

Net income (loss) before provision for income taxes	94,648	(7,897)	2,283		89,034	(86,848)	43,857		46,043
Provision for income taxes	21,501	—	(1,789	)(d)	19,712	(4)	(15,460	)(j)	4,248

Net income (loss)	$73,147	$(7,897)	$4,072		$69,322	$(86,844)	$59,317		$41,795

Net income per share
Basic	$1.27				$1.20				$0.67
Diluted	$1.23				$1.16				$0.65
Weighted average shares
Basic	57,674				57,674		4,275		61,949
Diluted	59,603				59,603		4,275		63,878

See accompanying notes.

OVERTURE SERVICES, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2003
(in thousands, except per share amounts)

	Overture	Fast	Fast Pro Forma Adjustments		Pro Forma Balances	AltaVista	AltaVista Pro Forma Adjustments		Pro Forma Combined

Revenue	$490,057	$2,615	$(318	)(c)	$492,354	$16,522	$(6,084	)(f)	$502,792
Operating expenses:
Search Serving	30,220	1,937	(872	)(b)(c)	31,285	7,266	(2,195	)(h)	36,356
Traffic acquisition	313,130	—	—		313,130	—	(6,084	)(f)	307,046
Marketing, sales and services	38,968	914	—		39,882	7,482	(277	)(h)	47,087
General and administrative	56,050	670	—		56,720	3,556	(22	)(h)	60,254
Product development	18,030	422	—		18,452	6,198	(715	)(h)	23,935
Amortization of deferred compensation and intangible assets	2,016	176	185	(a)	2,377	—	760	(g)	3,137
Impairment of long lived assets	—	—	—		—	—	—		—
Restructuring charges	—	—	—		—	(103)	—		(103)
Loss on litigation ruling	(3,941)	—	—		(3,941)	—	—		(3,941)
	454,473	4,119	(687)		457,905	24,399	(8,533)		473,771

Income (loss) from Operations	35,584	(1,504)	369		34,449	(7,877)	2,449		29,021
Other income:
Interest income (expense), net	1,231	—	(355	)(e)	876	(2,764)	(417	)(i)	(2,305)
Impairment of long-lived assets	—	—	—		—	—	—		—
Other income	213	—	—		213	(482)	—		(269)

Net income (loss) before provision for income taxes	37,028	(1,504)	14		35,538	(11,123)	2032		26,447
Provision for income taxes	18,267	—	(648	)(d)	17,619	1	(4,330	)(j)	13,290
Net income (loss)	$18,761	$(1,504)	$662		$17,919	$(11,124)	$6,362		$13,157

Net income per share
Basic	$0.31				$0.29				$0.21
Diluted	$0.30				$0.29				$0.20
Weighted average shares
Basic	60,923				60,923		2,716		63,639
Diluted	61,991				61,991		2,716		64,707

See accompanying notes.

OVERTURE SERVICES, INC.
NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION

Note 1 – Pro forma adjustments and assumptions

On April 21, 2003, Overture completed its purchase of the Web search unit of Fast Search & Transfer (“Fast”), a Norway based developer of search and real-time filtering technologies. In the transaction, Overture acquired Fast for approximately $70 million in cash, as well as a contingent performance-based cash incentive payment of up to $30 million over three years.

On April 25, 2003, Overture completed its purchase of the business of AltaVista Company (“AltaVista”), a developer and provider of Web search technologies. In the transaction, Overture acquired the business of AltaVista for approximately $60 million in cash and 4,274,670 shares of Overture common stock.

Certain reclassifications have been made to conform Fast’s and AltaVista’s historical consolidated balance sheet and consolidated income statement information previously reported to Overture’s consolidated financial statement presentation.

Pro forma adjustments giving effect to the acquisition of Fast in the unaudited pro forma combined condensed consolidated statements of operations for the twelve months ended December 31, 2002 and the six months ended June 30, 2003, reflect the following:

The purchase price reflects the cash paid to Fast and the estimated direct expenses of the transaction. The purchase price excludes contingent payments of up to $30 million over three years or up to $2.5 million per quarter.

Estimated purchase price (in thousands):
Cash	$70,000
Estimated acquisition expenses	627
Total estimated purchase price	$70,627

The following represents the preliminary allocation of the aggregate purchase price to the acquired net assets of Fast.

Purchase price allocation (in thousands):
Fair value of net tangible assets	$2,018
Technology and patents	4,600
Customer contracts	6,200
Goodwill	57,809
Net assets acquired	$70,627

The allocation of the purchase price is preliminary due to the recent timing of the acquisition and is subject to more detailed analysis of intangible assets. Management valued the identifiable intangible assets acquired based on a preliminary valuation performed with the assistance of an independent appraiser. Identifiable intangible assets consist of technology and patents of $4.6 million to be amortized over six (6) years on a proportional method based on cash flows and customer contracts of $6.2 million to be amortized over four (4) years on a proportional method based on cash flows. The value of fixed assets is estimated to be $1.0 million to be depreciated on a straight-line basis over eighteen (18) months. The remaining net tangible assets were valued at their respective carrying amounts that management believes approximate their current fair values.

(a)          To record amortization expense based on the fair market value of the intangible assets acquired.  The difference in amortization expense for the next five years using the proportional method based on cash flows compared to the straight-line method results in approximately $(1.1) million, $1.2 million, $2.2 million, $(0.3) million and $(0.3) million of additional amortization.

(b)         To eliminate the historical depreciation of Fast’s fixed assets and to record depreciation expense based on the fair market value of the fixed assets acquired.

(c)          To eliminate search serving costs paid to Fast, and the related revenue recognized by Fast.

(d)         To adjust the provision for taxes to reflect the impact of Fast’s net loss and the related pro forma adjustments based on the applicable statutory rates.

(e)          To adjust interest income to reflect a reduction in cash from the acquisitions, which would not have been earned during the period.

Pro forma adjustments giving effect to the acquisition of AltaVista in the unaudited pro forma combined condensed consolidated statements of operations for the twelve months ended December 31, 2002 and the six months ended June 30, 2003, reflect the following:

The purchase price reflects the cash paid to AltaVista and the value of Overture common stock issued based on the average stock price for the 2 days before and after the measurement date of February 19, 2003 when the number of shares to be issued was fixed and determinable.

Estimated purchase price (in thousands):
Cash	$60,000
Stock issued	82,715
Estimated acquisition expenses	3,229
Total estimated purchase price	$145,944

The following represents the preliminary allocation of the aggregate purchase price to the acquired net assets of AltaVista.  No cash or debt was acquired in the acquisition.

Purchase price allocation (in thousands):
Fair value of net tangible assets (liabilities)	$86
Technology and patents	11,100
Trademarks	4,300
Customer contracts	6,200
Goodwill	124,258
Net assets acquired	$145,944

The allocation of the purchase price is preliminary due to the recent timing of the acquisition and is subject to more detailed analysis of intangible assets. Management valued the identifiable intangible assets acquired based on a preliminary valuation. Identifiable intangible assets consist of technology and patents of $11.1 million to be amortized over six (6) years on a proportional method based on cash flows, trademarks of $4.3 million to be amortized over six (6) years on a proportional method based on cash flows customer contracts of $6.2 million to be amortized over four (4) years on a proportional method based on cash flows. The value of fixed assets is estimated to be $7.3 million to be depreciated on a straight-line basis over eighteen (18) months. The remaining net tangible assets were valued at their respective carrying amounts that management believes approximate their current fair values.

(f)            To eliminate traffic acquisition costs paid to AltaVista, and the related revenue recognized by AltaVista.

(g)         To record amortization expense based on the fair market value of the intangible assets acquired. The difference in amortization expense for the next five years using the proportional method based on cash flows compared to the straight-line method results in approximately $0.3 million, $3.6 million, $0.5 million, $(0.8) million and $(1.8) million of additional amortization.

(h)         To eliminate the historical depreciation of AltaVista’s fixed assets and to record depreciation expense based on the fair market value of the fixed assets acquired.

(i)             To adjust interest income to reflect a reduction in cash from the acquisitions, which would not have been earned during the period.

(j)             To adjust the provision for taxes to reflect the impact of AltaVista’s net loss and the related pro forma adjustments based on the applicable statutory rates.